Exhibit 99.1

PROG Holdings Appoints Two New Independent Directors to Board
SALT LAKE CITY, November 12, 2024 – PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Vive Financial, Four Technologies, and Build, today announced the appointment of Robert Julian and Daniela Mielke to its Board of Directors.
“Robert and Daniela are recognized leaders in industries that are especially relevant to PROG Holdings. Robert’s consumer retail and e-commerce financial expertise, as well as Daniela’s leadership in digital payments, fintech and e-commerce, will make them both highly valuable additions to our Board,” said Ray Robinson, Chairman of PROG Holdings.
“We’re pleased to welcome Robert and Daniela as our newest independent directors,” said Steve Michaels, PROG Holdings’ President and Chief Executive Officer. “Their impressive track records in driving consumer engagement and profitable business expansion will be a tremendous asset to the Company as we remain focused on our three-pillared strategy to Grow, Enhance and Expand.”
The Board’s Nominating, Governance and Corporate Responsibility Committee engaged executive search firm Heidrick & Struggles to assist with the nationwide search for potential director candidates.
About Robert Julian
Robert Julian brings over 30 years of experience as a financial executive within Fortune 500 companies. Prior to his retirement in January 2024, Mr. Julian served as the Chief Financial Officer of TheRealReal, Inc. (Nasdaq: REAL), the world’s largest online marketplace for authenticated, consigned luxury goods, where he was responsible for developing and shaping company strategy and driving profitable growth. Prior to TheRealReal, Mr. Julian was Executive Vice President and Chief Financial Officer at Sportsman’s Warehouse, from 2019 to 2021, and Executive Vice President and Chief Financial Officer and Treasurer, at Deluxe Entertainment Services Group, from 2017 to 2018. Previously in his career, Mr. Julian held senior financial roles for Callaway Golf Company, Lydall Inc., Rockwell International, Honeywell, Cisco Systems, Fisher Scientific and Legrand S.A. Mr. Julian also serves on the board of directors of Shoals Technologies Group, Inc. (Nasdaq: SHLS), a leading provider of electrical balance of systems (EBOS) solutions for the energy transition market, as well as Rayton Solar Inc., a privately-held producer of engineered wafers that can serve as the basis for next-generation electronics.

About Daniela Mielke
Daniela Mielke brings over 25 years of leadership experience in digital payments, fintech, and e-commerce. Ms. Mielke is the Managing Partner of Commerce Technology Advisors, LLC, a privately held firm she founded in April 2016, which provides consulting services to technology, financial services, and private equity companies regarding organic and inorganic growth strategies including building payment businesses and using artificial intelligence. Prior to founding Commerce Technology Advisors, Ms. Mielke served as the North American CEO of RS2 Inc., a leading provider of payment processing services in Europe and Asia Pacific, from 2018 to 2020. Previously in her career, Ms. Mielke held senior strategic roles for Vantiv, Inc., PayPal Holdings, Inc. and Visa International. Ms. Mielke also serves on the board of directors of WisdomTree, Inc. (NYSE: WT), an exchange-traded fund and product sponsor and asset manager, and Nuvei (TSX: NVEI and NVEI.U), a global payment technology provider.
About PROG Holdings, Inc.
PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options to consumers. The Company owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions, Vive Financial, an omnichannel provider of second-look revolving credit products, Four Technologies, a provider of Buy Now, Pay Later payment options through its platform Four, and Build, a provider of personal credit building products. More information on PROG Holdings' companies can be found at https://www.progholdings.com.
Investor Contact
John A. Baugh, CFA
Vice President, Investor Relations
john.baugh@progleasing.com